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                                   EXHIBIT 99

SANDY SPRING BANCORP                 PRESS
SANDY SPRING                        RELEASE
NATIONAL BANK
of Maryland
SINCE 1868
                              FOR IMMEDIATE RELEASE

              SANDY SPRING NATIONAL BANK TO ACQUIRE LEASING COMPANY

Olney, Maryland, December 21, 2000 --- Sandy Spring National Bank of Maryland, a subsidiary of Sandy Spring Bancorp, Inc. (NASDAQ--SASR), announced today that it has reached an agreement to purchase certain assets of The Equipment Leasing Company (ELC) located in Sparks, Maryland. ELC is a division of Progress Leasing Company headquartered in Blue Bell, Pennsylvania. The acquisition, subject to regulatory review, is expected to be completed by the end of January, 2001.

Hunter R. Hollar, President and Chief Executive Officer of Sandy Spring Bancorp, stated, "The acquisition of ELC meets our strategic initiatives of expanding our revenue base, diversifying our income sources and enhancing our available financial services for small to medium sized businesses."

ELC has been in business for over twenty years originating and brokering leases for small to medium sized businesses primarily in the mid-Atlantic region. Their leases provide financing for essential business equipment such as computers, network systems, office furniture and design systems, and communication equipment. In the acquisition, Sandy Spring National Bank expects to acquire approximately $30 million in lease receivables. The Equipment Leasing Company will continue to be managed by its current president, Dennis M. Horner and its 17 employees will join the bank's approximately 470 existing employees.

Sandy Spring Bancorp is the bank holding company for Sandy Spring National Bank of Maryland, which currently has twenty-nine financial services offices in Montgomery, Howard, Prince George's and Anne Arundel Counties in Maryland. At September 30, 2000, Sandy Spring Bancorp had consolidated assets of approximately $1.7 billion, deposits of $1.2 billion, and stockholders' equity of $115 million.

For additional information or questions, please contact:
--------------------------------------------------------

Hunter R. Hollar
President & Chief Executive Officer or
Daniel J. Schrider, Senior Vice President
Sandy Spring National Bank
17801 Georgia Avenue
Olney, MD  20832
301-774-6400 or (410) 792-2450



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